[LETTERHEAD]




August 26, 2005


Mr. Blaize Kaduru
Chief Executive Officer & Secretary
Gridline Communications
14090 Southwest Freeway
Suite 300
Sugar Land, Texas 77478


Dear Blaize,

Recent developments with my company, iGate Incorporated, requires me to focus and spend more time and energy on the affairs of iGate. These developments have also caused some confusion "in-the-press" related to whether I am still a member of the board of directors of Gridline Communications. For the record, please accept this letter as my official resignation, effective immediately, any and all positions with Gridline Communications Corporations, including my position as a director and any officer position.

I thank you for the opportunity to serve Gridline, and when possible, I will be glad to help in any other way that I can.


Sincerely,


/s/ Vernon L. Jackson
-----------------------------
Vernon L. Jackson
Chairman & CEO


Cc: David W. Harper, Esq.




iGATE INCORPORATED

SB1 Office
4350 Brownsboro Road, Suite 110, Louisville, Kentucky 40207 U.S.A.

T: 502-893-4583
F: 502:893:4503

email: vjackson@igateinc.com
www.igateinc.com